Exhibit 99.1

Armlogi Reports 24% Revenue Growth for Fiscal Year 2024

Conference Call and Webcast on September 26th at 1:30 PM Pacific Time

WALNUT, Calif., Sept. 26, 2024 (GLOBE NEWSWIRE) -- Armlogi Holding Corp. (“Armlogi” or the “Company”) (Nasdaq: BTOC), a U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions related to warehouse management and order fulfillment, today provided a business update, and reported financial results for the fiscal year ended June 30, 2024.

Fiscal Year 2024 Financial Results:

●	Total revenue increased by $31.9 million, or 23.6%, to $167.0 million during the fiscal year ended June 30, 2024, compared to $135.0 million for the fiscal year ended June 30, 2023.

o	Our transportation services segment reported revenue of $115.3 million, an increase of 18.8% from $97.0 million in fiscal year 2023. The increase was driven by the rapid expansion of our business in 2023, as we expanded our warehouse operational capacities in California and New Jersey. This segment comprises reselling third-party carrier services to our customers.

o	Our warehousing services segment generated $51.5 million, a 38.1% increase from $37.3 million in fiscal year 2023. This growth was driven by the growth in our transportation services. This segment comprises inventory management and storage offerings.

o	Revenue from other services decreased by $0.5 million, or 77.4%. This segment is primarily comprised of customs brokerage services.

●	Costs of sales were $148.9 million in fiscal year 2024, an increase of 36.2%, or $39.6 million, compared with $109.3 million in fiscal year 2023. The increase in costs was primarily driven by growth in transportation and warehousing services, leading to higher expenses across warehouse operations, particularly rental, labor, and operational expenses.

●	Gross profit margin decreased from 19.1% in fiscal year 2023 to 10.8% in 2024. Although the profit margins of our transportation services (e.g., FedEx, ocean freight, and truck deliveries) for the fiscal year ended June 30, 2024, remained stable or slightly higher compared to the previous fiscal year, the profit margins for our warehousing services experienced a significant decrease during the same period.

o	Freight expenses rose by 17.8%, from $76.0 million in fiscal year 2023 to $89.5 million in fiscal year 2024. This increase correlates with the growth in transportation services, as higher activity levels and shipping volume boosted freight-related costs.

o	Rental expenses were $30.4 million in fiscal year 2024, compared to $14.8 million in 2023, an increase of 105%. This increase is largely driven by the Company’s expansion into its Fontana, California warehouse, as well as increased warehouse operating lease costs.

o	Salary and benefits saw a 68% increase in fiscal year 2024, from $4.5 million to $7.6 million. This increase was due to the expansion of operations, particularly in warehouse services, necessitating more employees and higher compensation.

o	Temporary labor expenses increased by 51%, from $8.4 million in 2023 to $12.7 million in fiscal year 2024. The increase reflected the Company's need for additional temporary labor to handle increased demand, especially in warehouse operations.

o	Warehouse expenses grew by 82%, from $3.1 million in 2023 to $5.7 million in fiscal year 2024. The increase is associated with the expansion of the Company's warehousing facilities, including the costs tied to operating its new Fontana warehouse.

●	General and administrative expenses increased by $2.2 million, from $7.8 million for the fiscal year ended June 30, 2023 to $10.0 million for the fiscal year ended June 30, 2024, representing an increase of 28%. The increase was due to increased administrative activities primarily related to office supplies, and repairs and maintenance, to accommodate our business expansion.

●	Net income for the fiscal year ended June 30, 2024 was $7.4 million, compared with the net income of $13.9 million for the fiscal year ended June 30, 2023, representing a decrease by $6.5 million.

Operational Highlights

●	In May, we closed our initial public offering of 1,600,000 shares of common stock at a public offering price of $5.00 per share to the public for a total of $8,000,000 of gross proceeds to the Company before deducting underwriting discounts and offering expenses.

●	In May, we signed a lease for a new 733,200-square-foot warehouse located near the Port of Savannah in Georgia. In August, the warehouse at the Port of Savannah, known as “SAV1,” became fully operational and has quickly become the busiest among the Company’s nine warehouses. Since June 2024, the facility has handled over 800 container shipments and maintains over 70% occupancy.

Management Commentary

Aidy Chou, Chairman and Chief Executive Officer of Armlogi, commented, “As we reflect on fiscal year 2024, we are proud to report strong revenue growth of nearly 24%, a testament to our team’s dedication and the success of our strategic initiatives. Our expansion in both transportation and warehousing services has enabled us to meet increasing customer demands while laying a solid foundation for future growth. As we continue to enhance our operational capacities, such as the opening of our SAV1 warehouse and the expansion of our trucking department, we remain focused on delivering exceptional service and value to our customers. We are also committed to sustainability, as demonstrated by our participation in the Low Carbon Fuel Standard program, which aligns with our long-term goal of reducing our environmental footprint. Looking ahead, we are confident in our ability to navigate the evolving logistics landscape and continue driving value for our shareholders and partners.”

Conference Call & Audio Webcast

Armlogi’s management team will hold an earnings conference call at 1:30 P.M. Pacific Time (4:30 P.M. Eastern Time) on Thursday, September 26th to discuss the Company’s financial results and provide an overview of the Company’s operations. Armlogi’s management team will lead the conference call and answer investor questions.

To access the call by phone, please dial 1-800-445-7795 (international callers, please dial 1-785-424-1699) approximately 10 minutes prior to the start of the call. Please use the conference ID: ARMLOGI. **NOTE: THIS CONFERENCE ID WILL BE REQUIRED FOR ENTRY

A live audio webcast of the conference call will be available online at https://viavid.webcasts.com/starthere.jsp?ei=1690358&tp_key=54cbaa4fb7.

About Armlogi Holding Corp.

Armlogi Holding Corp., based in Walnut, CA, is a fast-growing U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions relating to warehouse management and order fulfillment. The Company caters to cross-border e-commerce merchants looking to establish overseas warehouses in the U.S. market. With eleven warehouses covering over two million square feet, the Company offers comprehensive one-stop warehousing and logistics services. The Company’s warehouses are equipped with facilities and technology for handling and storing large and bulky items. For more information, please visit www.armlogi.com.

Forward-Looking Statements

This press release contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “intends,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us.

Company Contact:

info@armlogi.com

Investor Relations Contact:

Matthew Abenante, IRC

President

Strategic Investor Relations, LLC

Tel: 347-947-2093

Email: matthew@strategic-ir.com

*** tables follow ***

ARMLOGI HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2024 AND JUNE 30, 2023
(US$, except share data, or otherwise noted)

	June 30, 2024	June 30, 2023
	US$	US$
Assets
Current assets
Cash	7,888,711	6,558,099
Accounts receivable and other receivable, net	25,465,044	17,396,421
Other current assets	1,624,611	1,642,346
Deferred share issuance costs	-	1,304,712
Prepaid expenses	1,129,435	796,904
Loan receivables	1,877,131	2,449,956
Total current assets	37,984,932	30,148,438
Non-current assets
Restricted cash – non-current	2,061,673	—
Long-term loan receivables	2,908,636	—
Due from related parties	—	511,353
Property and equipment, net	11,010,407	7,629,117
Intangible assets, net	92,708	128,027
Right-of-use assets – operating leases	111,955,448	49,659,047
Right-of-use assets – finance leases	309,496	478,984
Other non-current assets	711,556	—
Total assets	167,034,856	88,554,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	7,502,339	8,470,166
Contract liabilities	276,463	424,182
Income taxes payable	57,589	2,654,695
Due to related parties	350,209	351,909
Accrued payroll liabilities	405,250	263,356
Operating lease liabilities – current	24,216,446	12,111,309
Finance lease liabilities – current	155,625	198,448
Total current liabilities	32,963,921	24,474,065
Non-current liabilities
Operating lease liabilities – non-current	93,126,092	37,741,370
Finance lease liabilities – non-current	169,683	290,795
Deferred income tax liabilities	1,536,455	735,122
Total liabilities	127,796,151	63,241,352

Commitments and contingencies
Stockholders’ equity
Common stock, US$0.00001 par value, 100,000,000 shares authorized, 41,634,000 and 40,000,000 issued and outstanding as of June 30, 2024 and June 30, 2023, respectively	416	400
Additional paid-in capital	15,468,864	8,985,007
Retained earnings	23,769,425	16,328,207
Total stockholders’ equity	39,238,705	25,313,614
Total liabilities and stockholders’ equity	167,034,856	88,554,966

ARMLOGI HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED JUNE 30, 2024 AND 2023
(US$, except share data, or otherwise noted)

	Year Ended June 30, 2024	Year Ended June 30, 2023
	US$	US$
Revenue	166,977,034	135,044,436
Costs of sales	148,894,227	109,310,993
Gross profit	18,082,807	25,733,443

Operating costs and expenses:
General and administrative	9,967,792	7,799,116
Total operating costs and expenses	9,967,792	7,799,116

Income from operations	8,115,015	17,934,327

Other (income) expenses:
Other income, net	(2,320,257)	(1,408,634)
Finance costs	47,649	60,419
Total other (income) expenses	(2,272,608)	(1,348,215)

Income before provision for income taxes	10,387,623	19,282,542

Current income tax expense	2,145,072	4,980,481
Deferred income tax expense	801,333	380,523
Total income tax expenses	2,946,405	5,361,004
Net income	7,441,218	13,921,538
Total comprehensive income	7,441,218	13,921,538

Basic & diluted net earnings per share	0.19	0.35
Weighted average number of shares of common stock-basic	40,205,836	40,000,000
Weighted average number of shares of common stock-diluted	40,216,109	40,000,000

ARMLOGI HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2024 AND 2023
(US$, except share data, or otherwise noted)

	For The Year Ended June 30, 2024	For The Year Ended June 30, 2023
	US$	US$
Cash Flows from Operating Activities:
Net income	7,441,218	13,921,538
Adjustments for items not affecting cash:
Net loss from disposal of fixed assets	—	18,828
Depreciation of property and equipment and right-of-use financial assets	1,996,720	1,284,939
Amortization	35,317	30,607
Non-cash operating leases expense	5,193,458	421,705
Current estimated credit loss	94,694	579,290
Accretion of finance lease liabilities	47,649	60,419
Deferred income taxes	801,333	380,522
Interest income	(109,427)	—
Changes in operating assets and liabilities
Accounts receivable and other receivables	(8,157,462)	(8,454,740)
Other current assets	11,881	(1,376,556)
Prepaid expenses	(332,531)	(397,395)
Other non-current assets	(711,556)	—
Accounts payable & accrued liabilities	(667,825)	2,492,526
Income tax payable	(2,597,106)	2,283,425
Contract liabilities	(147,719)	424,182
Accrued payroll liabilities	141,894	134,117
Net cash provided from operating activities	3,040,538	11,803,407

Cash Flows from Investing Activities:
Purchase of property and equipment	(5,208,522)	(1,812,177)
Purchase of intangible assets	—	(53,940)
Net loan disbursement amounts after repayments received.	(2,229,083)	(2,449,956)
Net cash used in investing activities	(7,437,605)	(4,316,073)

Cash Flows from Financing Activities:
Net proceeds received from (repaid to) related parties	1,000	(2,503,233)
Proceeds (lend to) from related parties	511,353	(511,353)
Repayments of finance lease liabilities	(211,585)	(208,497)
Deferred issuance costs for initial public offering	(951,617)	(427,712)
Proceeds from IPO and share issuance, net	7,471,180	—
Capital contributions from stockholders	969,021	472,800
Net cash provided by (used in) financing activities	7,789,352	(3,177,995)

Net increase in cash and restricted cash	3,392,285	4,309,339
Cash, beginning of year	6,558,099	2,248,760
Cash and restricted cash, end of year	9,950,384	6,558,099

The following table provides a reconciliation of cash and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same amounts shown in the Consolidated Statements of Cash Flows:
Cash	7,888,711	6,558,099
Restricted cash – non-current	2,061,673	-
Total cash and restricted cash shown in the Consolidated Balance Sheet	9,950,384	6,558,099

Supplemental Disclosure of Cash Flows Information:
Income taxes paid	(4,742,178)	(2,697,056)
Non-cash Transactions:
IPO expenses paid by shareholders	300,000	350,000
Right-of-use assets acquired in exchange for operating lease liabilities	81,927,507	15,303,391
Right-of-use assets acquired in exchange for finance lease liabilities	—	109,961